UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                              (Amendment No. ___)*


                          Centura Software Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   15640W103
                                 (CUSIP Number)


                                  June 7, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)

         Rule 13d-1(c)

 |X|     Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

CUSIP No. 15640W103                  13G                       Page 2 of 4 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Stephen P. Smith
--------------------------------------------------------------------------------
2     CHECKTHE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                   N/A         (a)
                               (b)
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA

--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                          1,029,952
  OWNED BY         -------------------------------------------------------------
   EACH            6     SHARED VOTING POWER
 REPORTING
  PERSON                              _______
   WITH            -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                                      1,029,952
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                                       _______
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,029,952
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                   N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   2.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------

Item 1(a):        NAME OF ISSUER

                           Centura Software Corporation

Item 1(b):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           975 Island Drive
                           Redwood Shores, CA  94065

Item 2(a):        NAME OF PERSON FILING

                           Stephen P. Smith

Item 2(b):        ADDRESS OF PRINCIPAL BUSINESS OFFICE

                           2420 8th Avenue N., #401
                           Seattle, WA

Item 2(c):        CITIZENSHIP

                           USA

Item 2(d):        TITLE OF CLASS OF SECURITIES

                           Common Stock

Item 2(e):        CUSIP NUMBER

                           15640W103

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:           OWNERSHIP

                  (a)      Amount Beneficially Owned:
                                    1,029,952                  shares

                  (b)      Percent of Class
                                    2.7%

                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      sole power to vote or direct the vote:
                                    1,029,952 Shares

                           (ii)     shared power to vote or direct the vote
                                    0 Shares

                           (iii) Sole power to dispose or to direct the disposition of: 1,029,952 Shares

                           (iv) Shared power to dispose or to direct the disposition of: 0 Shares

Item 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6:           OWNERSHIP OF NOT MORE THAN  FIVE PERCENT  ON BEHALF OF ANOTHER
                  PERSON

                                      N/A

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                                      N/A                        .

Item 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                      N/A

Item 9:           NOTICE OF DISSOLUTION OF GROUP

                                      N/A

Item 10:          CERTIFICATION

                                      N/A


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 14, 2000
----------------------------
Date


/s/ Stephen P. Smith
----------------------------
Signature


Stephen P. Smith
----------------------------
Name (Typed)